Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES NEARS COMPLETION OF FINANCIAL RESTATEMENT

Minneapolis, November 19, 2004 — As previously announced, Vital Images, Inc. (NASDAQ: VTAL), a leading provider of advanced medical imaging software, will restate previously reported financial results, which has caused a delay in the filing of its Quarterly Report on Form 10-Q for its third quarter ended September 30, 2004.  The primary purpose of the restatement is to reflect increased revenue for previously unrecognized deferred revenue from certain maintenance and service arrangements over the past six quarters and the related income tax effects.

Vital Images will file its Form 10-Q for the quarter ended September 30, 2004 when the company’s independent registered public accounting firm completes its work.  At that point, the company will correct its previously announced results for the 2004 third quarter and provide restated results for the first six months of 2004 and for the year 2003.

“We are working diligently to complete this process and expect to file our Form 10-Q within several days,” said Jay D. Miller, Vital Images president and chief executive officer.

As anticipated, the company received a Nasdaq staff determination letter late on November 16, 2004 indicating that, due to the company’s failure to timely file its Form 10-Q for the quarter ended September 30, 2004, it is not in compliance with the public information requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14).  As a result, Vital Images’ securities are subject to delisting from The Nasdaq National Market and, on November 18, Nasdaq added an “e” to the company’s trading symbol.  Nasdaq has informed the company that if it files its 2004 third-quarter Form 10-Q on or before November 23, 2004, the company’s securities will not be delisted.  Vital Images fully expects to file its Form 10-Q on or before this filing deadline.

Miller reiterated the company’s guidance for the 2004 fourth quarter.  The company continues to anticipate fourth-quarter revenue of $9.5 million to $10.5 million, with net income expected to range from $0.02 to $0.04 per diluted share.

Vital Images

November 19, 2004

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2003 and its most recent Form 10-Q for the quarter ended June 30, 2004.

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